FAM SERIES FUND, INC.

MERCURY GLOBAL ALLOCATION STRATEGY PORTFOLIO

SERIES # 9

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
5/18/2006	Darwin Professional Underwriters	2,400	5,217,392	Merrill Lynch Credit Suisse Dowling & Partners Sec Cochran Caronia Walker Keefe, Bruyette & Woods